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                                                                    EXHIBIT 99.1

For Immediate Distribution

Contact:  Samantha Moore                     David Eichberg
          Informatica Corporation            Applied Communications
          (650) 687-6361                     (415) 365-0222 *243
          smoore@informatica.com             deichberg@appliedcom.com

                      INFORMATICA TO ACQUIRE ZIMBA, MOBILE
                              APPLICATIONS PROVIDER

 ACQUISITION PROVIDES MOBILE PROFESSIONALS WITH REAL-TIME BUSINESS INSIGHT BY
        ENABLING WIRELESS, VOICE AND WEB ACCESS TO CORPORATE INFORMATION


PALO ALTO, Calif., August 29, 2000 - Informatica Corporation (NASDAQ: INFA), a leading provider of e-business analytic solutions, today announced it has entered into a definitive agreement to acquire privately held Zimba Inc., a leading provider of applications that enable mobile professionals with real-time access to corporate and external information via wireless devices, voice recognition and the Web. Informatica is acquiring Zimba in a stock-for-stock merger transaction valued at approximately $25 million.

        The pairing of Zimba's patent-pending mobile applications with Informatica's market-leading e-business analytic software will help broaden and empower the ranks of information consumers within today's leading organizations. Easy, personalized access to key corporate data from any location will help mobile professionals--from senior executives to field sales representatives--capitalize on the growing infrastructure for mobile data services to gain real-time business insight. By enabling anytime, anywhere access to a personalized view of corporate information, Informatica will help companies increase the efficiency of their mobile professionals and improve business responsiveness.

        Industry analysts at Yankee Group estimate that nearly half of today's workforce is now mobile, with mobile data users in North America projected to grow from 3.2 million in 2001 to 34.5 million by 2004.

        "Through the acquisition of Zimba, Informatica will deliver critical business insight to the growing number of mobile workers, ultimately helping companies improve their performance


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Informatica to Acquire Zimba                                              Page 2


across the entire business value chain," said Gaurav Dhillon, CEO of Informatica. "By broadening data access across the company and beyond the walls of the enterprise, Informatica is creating a powerful `business information network' that will help make corporate data accessible to mobile employees through a secure, personalized view via voice, wireless and the Web."

        "The integration of wireless, voice and Web platforms with back-office and front-office systems is quickly becoming the preferred way for mobile workers to do business," said Girish Pancha, CEO and co-founder of Zimba. "Our ability to deliver relevant information directly to a mobile professional's `point of work' can provide a distinct advantage for companies already using Informatica's analytic solutions within company walls to gain a competitive advantage."



TERMS OF DEAL

Under the terms of the agreement, Informatica will acquire Zimba in a stock-for-stock merger transaction valued at approximately $25 million. The merger will be accounted for as a purchase transaction and is intended to qualify as a tax-free exchange of shares under IRS regulations.

        The transaction has been approved by the board of directors of both companies and by Zimba's shareholders. The transaction is expected to formally close in September, 2000.

        Zimba has 21 employees currently based in Oakland, California. All 21 Zimba employees will receive employment offers from Informatica. If accepted, employees will relocate to Informatica corporate headquarters in Palo Alto, California.

        Zimba President and CEO Girish Pancha will join Informatica as vice president and general manager of Informatica's Platform Business Unit, a new position, reporting to Diaz Nesamoney, president and COO of Informatica. Before founding Zimba, Mr. Pancha served as vice president, products at Informatica from 1996 to 1998.


ABOUT ZIMBA

Zimba Inc. is a privately held company that was founded by former employees of Oracle Corporation, Andersen Consulting and Informatica Corporation with a vision to redefine mobile


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Informatica to Acquire Zimba                                              Page 3


applications. Zimba's technology is designed to intelligently integrate corporate data and applications into a single, unified interface. Zimba allows mobile professionals to access key corporate information beyond company walls via wireless devices, voice recognition and the Web.


ABOUT INFORMATICA

Informatica provides e-business analytic solutions that enable companies to leverage business insight for competitive advantage. Informatica's products include a comprehensive suite of analytic applications and the industry's most powerful data integration platform. Over 880 customers, including more than half of the Fortune 100, rely on Informatica to analyze and improve their entire e-business value chain. Informatica's customers include 3Com, AMD, Boeing, Chevron, Cisco, CNET, Deutsche Bank, eBay, GE, Inktomi, Merrill Lynch, MetLife, MCI WorldCom, Mutual of Omaha, Polo Ralph Lauren, Preview Travel, Priceline.com, Sprint and Zurich Insurance. For more information, call 800.970.1179, or visit Informatica's Web site at www.informatica.com.

        This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include, but are not limited to, statements regarding Informatica's ability to provide customers anytime, anywhere access to key corporate data, to help its customers improve their performance and/or gain a competitive advantage, and the timing and ability to close the merger transaction between Informatica and Zimba. Factors that could cause actual results to differ materially include risks and uncertainties such as unforeseen technical difficulties in developing, integrating, or implementing the Zimba solution, and potential difficulties in closing the merger transaction, as well as additional risk factors outlined in our Annual Report on Form 10-K for the year ended December 31, 1999 and updated in our report on Form 10-Q for our quarter ended June 30, 2000. Informatica assumes no duty to update any of the forward-looking statements in this release.



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NOTE: Informatica is a registered trademark of Informatica Corporation. All other company and product names may be trademarks of their respective owners.